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                                                                    EXHIBIT 99.1


                              N E W S   R E L E A S E


(KING PHARMACEUTICALS LOGO)
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


               KING PHARMACEUTICALS REPORTS AGREEMENT ON DISMISSAL
                         OF ALTACE(R) PATENT LITIGATION

BRISTOL, TENNESSEE, February 27, 2006 - King Pharmaceuticals, Inc. (NYSE:KG) today reported that King, Aventis Pharma Deutschland GmbH (now known as Sanofi-Aventis Deutschland GmbH) and Cobalt Pharmaceuticals, Inc. have entered into an agreement to dismiss the pending litigation relating to the enforcement of U.S. Patent Nos. 5,061,722 ("the '722 Patent") and 5,403,856 ("the '856
Patent"). The parties agreed that, subject to certain conditions, within 38 days of signing the agreement, King, Aventis and Cobalt will submit a joint stipulation dismissing without prejudice the litigation before the U.S. District Court for the District of Massachusetts.

Cobalt had sought to market generic versions of Altace(R) (ramipril) before expiration of the '722 Patent and '856 Patent which relate to Altace(R) by filing an Abbreviated New Drug Application.

About Altace(R)
Altace(R) is marketed by Monarch Pharmaceuticals, Inc., a wholly owned subsidiary of King Pharmaceuticals, and Wyeth Pharmaceuticals in the United States and Puerto Rico pursuant to a co-promotion agreement.

Altace(R) is a leading branded ACE inhibitor with multiple indications. Altace(R) is indicated for the treatment of hypertension. Altace(R) has also been shown to reduce the risk of death in stable patients who have demonstrated clinical signs of congestive heart failure within the first few days after sustaining acute myocardial infarction. Based upon the results of the landmark HOPE trial, Altace(R) is also indicated in patients 55 years or older at high risk of developing a major cardiovascular event either because of a history of coronary artery disease, stroke or peripheral vascular disease or because of diabetes that is accompanied by at least one other cardiovascular risk factor (hypertension, elevated total cholesterol levels, low HDL levels, cigarette smoking, or documented microalbuminuria), to reduce the risk of stroke, myocardial infarction, or death from cardiovascular causes. Altace(R) can be used in addition to other needed treatments (such as antihypertensive, antiplatelet or lipid-lowering therapies).

Prescription Altace(R) is not for everyone. Altace(R) may cause swelling of the mouth, tongue, or throat, which could cause extremely serious risk and requires immediate medical care. Altace(R) may lower blood sugar if taken for diabetes. A physician should be contacted if one experiences symptoms of low blood sugar such as sweating or shakiness. Common side effects include persistent dry cough, dizziness, and light-headedness due to low blood pressure. Altace(R) should


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not be taken during pregnancy, as death or injury to an unborn child may result, or if serious side effects related to previous ACE inhibitors have occurred.

For a copy of the Altace(R) prescribing information, please visit http://www.altace.com.

About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

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                                    Contacts:

   James E. Green, Executive Vice President, Corporate Affairs -- 423-989-8125
      David E. Robinson, Senior Director, Corporate Affairs -- 423-989-7045




















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